EXHIBIT 99.1

JRJR NETWORKS FILES THIRD QUARTER 10-Q

NINE MONTH YTD REVENUE UP 16%

COMPANY RESTORES COMPLIANCY WITH NYSE LISTING REQUIREMENTS

For Immediate Release

(Dallas, TX, January 3, 2017) - JRjr33, Inc., doing business as JRJR Networks [NYSE MKT: JRJR] today announced it filed its Form 10-Q for the period ended September 30, 2016 on Friday, December 30, 2016.

John Walker, the Chief Financial Officer commented, “We are pleased to file the Q by the original filing extension for the September 30, 2016 10-Q granted by the Exchange. This filing comes just three weeks after the December 6, 2016 filing of the 10-Q for the period ended June 30, 2016. While the Exchange provided an additional extension to file the September 10-Q until January 31, 2017, the organization felt it was important to demonstrate the seriousness in which we have taken this issue. I believe this speaks of the Company’s commitment to adhering to the listing requirements of the Exchange and the importance of this information for our shareholders. While it has been a trying and costly exercise regaining compliancy, we are very pleased with the conclusion of this process and will now start work on our annual audit.

I am also pleased to report higher year to date gross revenues for the nine months ended September 30, 2016, which are up 16% percent over the prior year. Improvements in our restructuring programs yielded a $782 thousand savings in general and administrative expenses for the quarter. While it has been a challenging year, we are pleased to have the distracting issues facing the business behind us and look forward to focusing on our business and growth initiatives in 2017.

We are reviewing several interesting opportunities that will continue to enhance the brand and business model that we are committed to. We look forward to beginning 2017 with a series of operating initiatives focused on brand supremacy, sales penetration and additional operational enhancements.”

Financial Highlights

Gross Revenue for the third quarter was approximately $34.1 million, compared to last year’s revenue of $37.0 million. The revenue for the nine months ended September 30, 2016 increased to approximately $106.6 million, compared to $91.9 million during the same period for the prior year, an increase of $14.7 million, or 16%.

Net revenue for the third quarter was approximately $28.5 million, which is comparable to last year’s net revenue of $31.1 million. The net revenue for the nine months ended September 30, 2016 was approximately $88.8 million, compared to $79.8 million during the same period for the prior year, an increase of $9.0 million, or 11.3%.

Gross profit was approximately $19.4 million, compared to $21.4 million in the same quarter last year. The gross profit for the nine months ended September 30, 2016 was approximately $60.0 million, compared to $55.8 million during the same period for the prior year, an increase of $4.2 million, or 7.5%.

Gross profit margin during the quarter was 56.9% of revenue, compared to 57.9% of revenue in the prior year. The gross profit margin for the nine months ended September 30, 2016 was 56.3%, compared to 60.7% during the same period for the prior year. The decrease in gross profit margin is primarily due to our acquisition of Betterware which has lower gross profit margins compared to the other companies in the portfolio.

Operating loss for the third quarter improved to approximately $4.1 million, compared to $4.4 million in the prior year, a change of $0.3 million. The operating loss increased to approximately $15.5 million, compared to $11.1 million in the prior year, a change of $4.4 million. The operating loss decreased in the third quarter due to a decrease in the gross profit which was a result of lower profit margins.

Net loss attributable to JRjr33, Inc. for the third quarter was approximately $4.7 million, or a loss of 13.8% of revenue, increased compared to the $3.9 million, or a loss of 10.5% of revenue, experienced during the third quarter of last year. The net loss attributable to JRjr33, Inc. for the nine months ended September 30, 2016 was approximately $16.1 million, or a loss of 15.1% of revenue, compared to $7.6 million, or a loss of 8.3% of revenue, during the same period for the prior year, an increase of $8.5 million. The net loss increased as a result of the increase in operating losses as well as the increase in interest expense as a result of the Company taking on additional debt in quarter four of last year as well as $859 thousand in late filing penalties to Dominion.

Adjusted EBITDA (losses) for the quarter was approximately $1.7 million, or a loss of 4.9% of revenue, which is consistent with the prior year’s loss of $1.7 million, or a loss of 4.5% of revenue. The adjusted EBITDA (losses) for the nine months ended September 30, 2016 was approximately $8.0 million, or a loss of 7.5% of revenue, which has increased from the prior year’s loss of $2.4 million, or a loss of 2.6% of revenue.

The Company will hold a conference call Wednesday January 4, 2017 at 4:30 p.m. Eastern Time, to discuss the Company's third quarter 2016 financial results.

To participate in the conference call, please dial toll free 888-428-9470.

For international callers, please dial (toll) 719-325-2366.

An audio replay of the conference call will be available in the investor relations section of the Company's website following completion of the call for approximately 30 business days.

JRjr33, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share data)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,872	$6,482
Marketable securities	832	5,306
Accounts receivable, net	5,079	4,828
Inventory, net	19,162	20,799
Other current assets	4,055	2,303
Total current assets	31,000	39,718
Assets held for sale	998	1,111
Restricted cash	—	2,857
Sale leaseback security deposit	4,414	4,414
Property, plant and equipment, net	3,382	5,387
Property under capital leases, net	14,217	14,654
Goodwill	5,076	5,427
Intangibles, net	7,637	8,801
Other assets	37	135
Total assets	$66,761	$82,504
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,298	$15,937
Related party payables	1,936	1,605
Accrued commissions	4,660	3,033
Accrued liabilities	8,562	7,303
Deferred revenue	4,351	2,307
Taxes payable	6,440	4,830
Current portion of long-term debt	9,853	3,048
Other current liabilities	1,041	777
Total current liabilities	53,141	38,840
Deferred tax liability	795	744
Long-term debt, less current portion	4,381	12,784
Capital lease obligation, less current portion	15,943	16,332
Other long-term liabilities	2,836	2,864
Total liabilities	77,096	71,564
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 500,000 authorized; -0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 250,000,000 shares authorized; 36,863,719 and 35,718,279 shares issued and outstanding, at September 30, 2016 and at December 31, 2015, respectively	4	4
Additional paid-in capital	60,102	58,837
Accumulated other comprehensive loss	(3,661)	(586)
Accumulated deficit	(61,340)	(45,255)
Total stockholders’ equity attributable to JRjr33, Inc.	(4,895)	13,000
Stockholders’ equity attributable to non-controlling interest	(5,440)	(2,060)
Total stockholders’ equity	(10,335)	10,940
Total liabilities and stockholders’ equity	$66,761	$82,504

JRjr33, Inc.
Condensed Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per common share data)	2016	2015	2016	2015
Revenue	$34,100	$36,954	$106,589	$91,915
Program costs and discounts	(5,603)	(5,838)	(17,796)	(12,141)
Net revenues	28,497	31,116	88,793	79,774
Costs of sales	9,107	9,727	28,833	23,985
Gross profit	19,390	21,389	59,960	55,789
Distributor expense	8,718	10,205	27,373	27,541
Selling expense	4,033	3,861	13,284	10,331
General and administrative expense	9,467	10,249	31,969	27,351
Share based compensation expense	58	1,087	107	(109)
Depreciation and amortization	640	920	2,007	2,228
Gain on sale of assets	599	(532)	487	(615)
Impairment of goodwill	—	—	191	192
Operating loss	(4,125)	(4,401)	(15,458)	(11,130)
Loss (gain) on sale of marketable securities	(3)	2	(12)	9
Gain on acquisition of a business	—	—	—	(2,819)
Interest expense, net	1,554	564	3,422	1,906
Loss before income tax provision	(5,676)	(4,967)	(18,868)	(10,226)
Income tax provision (benefit)	194	(29)	605	356
Net loss	(5,870)	(4,938)	(19,473)	(10,582)
Net loss attributable to non-controlling interest	1,172	1,043	3,388	2,935
Net loss attributable to JRjr33, Inc.	$(4,698)	$(3,895)	$(16,085)	$(7,647)
Basic and diluted loss per share:
Weighted average common shares outstanding	36,322,360	34,367,095	35,996,384	32,842,579
Loss per common share attributable to JRjr33, Inc., basic and diluted	$(0.13)	$(0.11)	$(0.45)	$(0.23)

JRjr33, Inc.
EBITDA (losses) Reconciliation
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
Net loss	$(5,870)	$(4,938)	$(19,473)	$(10,582)
Interest, net	1,554	564	3,422	1,906
Income tax expense	194	(29)	605	356
Depreciation and amortization	781	920	2,430	2,228
EBITDA (losses)	(3,341)	(3,483)	(13,016)	(6,092)
Capital market expenses	85	289	328	1,124
M&A expenses	280	290	1,105	932
M&A infrastructure expense	536	685	1,825	2,183
Other EBITDA Adjustments	763	555	1,776	(533)
Adjusted EBITDA (losses)	$(1,677)	$(1,664)	$(7,982)	$(2,386)

Cautionary Note Regarding Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, and amortization, stock compensation expenses, non-cash compensation, deferred rent, inventory write-off adjustments, gains/losses in relation to the sale of an asset, asset impairment costs such as goodwill or other identifiable intangible impairment, asset fair value adjustments, and debt forgiveness expenses, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation is provided above in this press release.

About JRJR Networks (www.jrjrnetworks.com)

JRJR Networks is a growing platform of direct-to-consumer brands. Within JRJR Networks, each company retains its separate identity, sales force, product line and compensation plan, while JRJR Networks seeks synergies and efficiencies in operational areas. JRJR Networks companies currently include The Longaberger Company, a 42-year old maker of hand-crafted baskets and other home decor items; Your Inspiration At Home, an award-winning maker of hand-crafted spices and other gourmet food items from around the world; Tomboy Tools, a direct seller of tools designed for women; Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line, operating in 50 countries; Paperly, which offers a line of custom stationery and other personalized products; Uppercase Living, which offers a line of customizable vinyl expressions for display on walls in the home; Kleeneze, a 95-year old UK-based catalog seller of cleaning, health, beauty, home, outdoor and a variety of other products, and Betterware, a UK-based home catalog seller. JRJR Networks also includes Happenings, a lifestyle publication and marketing company.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding the opportunities under review and the continued enhancement of the brand and business model.  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand leadership activities in support of our sales, our ability to continue to grow, our ability to integrate the entities that we have acquired, our ability to strengthen our internal controls and the other risks outlined under "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 and our other filings with the SEC, including subsequent reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:
Investor Relations: Tucker Gagen (tucker.gagen@jrjrnetworks.com)
Media Contact: Brenton Baker (brenton.baker@jrjrnetworks.com)